Exhibit 23.1

                         ROSENTHAL, PACKMAN & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS


October 26, 2001

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.

Dear Sirs / Madams:

We are granting consent to the use of our report relating to the financial statements of Intertech Corporation as of June 30, 2001 and for the period then ended contained therein.

Yours truly,

/s/ Rosenthal, Packman & Co., P.C.